Exhibit 10.1

TOWER BANCORP, INC.

GRAYSTONE TOWER BANK

OUTSIDE DIRECTOR FEES

(Effective January 1, 2011)

Annual Retainers: Directors must attend in person or by phone 75% of meetings (Board and Committee meetings combined) to be paid retainer. Cash fees are paid quarterly. Equity awards (options, restricted stock, etc.) under the Corporation’s applicable stock incentive plans, are awarded annually in September.

Annual Board Retainer	$27,000 ($12,000 in the form of cash and $15,000 in the form of equity award value(1))

Committee Chair Retainer	$7,500
(Audit, Nominating/Corporate Governance, Employee Development, ALCO)

Board Chair/Lead Director Retainer	$10,000

(1)	Economic value calculation dependent upon type/manner of award.

Meeting Fees: Per day for meetings attended in person or by phone. Fees are paid quarterly.

Board	$1,200
Committee	$800